Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners, LP
477 Madison Avenue, Eighth Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	May 17, 2019

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: HCN GP LLC (“HCN GP”), HCN LP (“HCN”), Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”), First Series of HDML Fund I LLC (“HDML”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, Kevah Konner and John Greene. Pratik Desai will report his indirect ownership of the Issuer’s securities on a Form 3 to be filed with the Securities and Exchange Commission.

(2) HCN GP is the general partner of HCN. Bardin Hill GP is the investment member of HDML and the general partner of Mount Bonnell and Master Fund.  Bardin Hill is the investment manager for each of HEPI, Mount Bonnell, HCN, HDML and Master Fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, Kevah Konner, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Managing Principal at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, his or her pecuniary interest.

(4)  Represents 184 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”) issuable to Master Fund (comprised of 180 purchased for $1,000 per share and 4 to be paid as the Origination Fee), 1,142 Series B Preferred Shares issuable to HCN (comprised of 1,120 purchased for $1,000 per share and 22 paid as the Origination  Fee) and 2,040 Series B Preferred Shares issuable to HDML (comprised of 200 purchased for $1,000 per share and 40 paid as the Origination Fee), in each case, pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, by and among Master Fund, HCN, HDML and the Issuer, dated as of May 17, 2019 (the “Series B Purchase Agreement”) filed by Bardin Hill as Exhibit 11 to Amendment No. 8 to Schedule 13D on or about May 21, 2019 (the “13D Amendment”).

(5) The Issuer has the option to convert all, but not less than all of the Series B Preferred Shares into shares of Common Stock at a conversion price of $7.50 per share, subject to adjustments, on any date on which the volume weighted average trading price of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of $7.50 per share, subject to adjustments and certain terms and conditions, pursuant to the Certificate of Designations, filed by the Issuer as Exhibit 3.4 to the Quarterly Report on Form 10-Q filed by the Issuer on November 9, 2018 (the “Certificate of Designations”).  The Issuer must convert all Series B Preferred Shares into shares of Common Stock at a conversion price of $7.50 on the earlier of (i) 10) business days following a FID Event (as defined in the Certificate of Designations) and (ii) the 10 year anniversary of the closing date under the Series B Purchase Agreement (the “Closing Date”), in each case, subject to adjustments, including for dividends, as specified in the Certificate of Designations.

(6)  Subject to certain adjustments as specified in the Certificate of Designations.

(7) Convertible initially into 448,800 shares of Common Stock, which represents: 24,533 shares issuable to Master Fund upon conversion, 152,267 shares issuable to HCN upon conversion, and 272,000 shares issuable to HDML upon conversion, in each case, subject to adjustments as specified in the Certificate of Designations.

(8) Subject to certain adjustments as specified in the Series B Warrant Agreement contemplated by the Series B Purchase Agreement (the “Series B Warrant Agreement”), filed by Bardin Hill as Exhibit 13 to the 13D Amendment.

(9) Represents 3,770 warrants issuable to Master Fund; 20,111 warrants issuable to HCN; and 36,451 warrants issuable to HDML, in each case, with the Series B Preferred Shares pursuant to the Series B Purchase Agreement.

(10) Exercisable by holder before 5 p.m. Central Standard time on the third anniversary of the Closing Date.  Prior to such date, the Issuer can force mandatory exercise if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the 90 prior trading days is equal to or greater than 175% of $7.50 per share of Common Stock, subject to adjustments as specified in the Series B Warrant Agreement.

(11) Exercisable initially into an equal number of shares of Common Stock, subject to adjustments as specified in the Series B Warrant Agreement.

(12) The warrants are issuable with the Series B Preferred Shares for no additional consideration.